UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2007
A.S.V., INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-25620 (Commission File Number)	41-1459569 (I.R.S. Employer Identification No.)
840 Lily Lane, Grand Rapids, Minnesota 55744
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (218) 327-3434
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04 Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.
On December 14, 2006, A.S.V., Inc. (the “Company”) sent a notice to its executive officers and directors (the “Notice”) informing them that they would be prohibited from engaging in certain transactions involving the Company’s Common Stock, $.01 par value per share, during a blackout period (the “Blackout Period”) relating to the temporary suspension of transactions in the Company’s 401(k) Plan (the “Plan”). The Notice indicated that the Blackout Period would begin on Friday, December 29, 2006 and would end on or about January 31, 2007. The Notice was filed as an exhibit to a Form 8-K filed by the Company on December 14, 2006.
On January 30, 2007, the Company sent an updated notice (the “Updated Notice”) to its executive officers and directors informing them that the Blackout Period will not terminate on January 31, 2007, as anticipated, but is now expected to end on or about February 15, 2007. This extension of the Blackout Period is necessary because the Company was recently notified by the Plan’s record keepers and investment managers that additional time was needed to complete the year-end reconciliation of the accounts and their transfer to the Plan’s new record keepers and investment managers. The Updated Notice indicated that, except for the change in the termination date of the Blackout Period, all of the information contained in the original Notice sent to the executive officers and directors continues to be accurate and in effect.
Attached hereto as Exhibit 99.1 and incorporated by reference herein is a copy of the Updated Notice.
Item 9.01 Financial Statements and Exhibits.
d. Exhibits
99.1	Updated Notice of Blackout Period to Executive Officers and Directors of A.S.V., Inc. dated January 30, 2007

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 30, 2007

A.S.V., Inc.
By:	/s/ Richard A. Benson
Richard A. Benson
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Updated Notice of Blackout Period to Executive Officers and Directors of A.S.V., Inc. dated January 30, 2007